Exhibit 10.28
CONFIDENTIAL

STOCK PURCHASE AGREEMENT

Among
OGLEBAY NORTON COMPANY,
O-N MINERALS COMPANY,
O-N MINERALS (LIME) COMPANY
and
UNITED STATES LIME & MINERALS, INC.
Dated
December ____, 2005

i

ii

Page
9.6 Severability	43
9.7 Multiple Counterparts	44
9.8 Joint Drafting	44
9.9 Entire Agreement	44
iii

LIST OF SCHEDULES
Note: Schedules Omitted. Registrant agrees to furnish supplementally a copy of any omitted Schedules to the Commission upon request.

Schedule 1.1A -	Closing Net Working Capital
Schedule 1.1B -	Permitted Encumbrances
Schedule 3.3 -	Shares; Capitalization
Schedule 3.4(a) -	No Violation of Laws or Agreements
Schedule 3.4(b) -	Consents
Schedule 3.5 -	Financial Statements; Books and Records
Schedule 3.6 -	No Changes
Schedule 3.7 -	Taxes
Schedule 3.8(a) -	Owned Real Property
Schedule 3.8(b) -	Leases of Real Property
Schedule 3.8(d) -	Shared Facilities
Schedule 3.8(e) -	Rights in the Assets
Schedule 3.9 -	Condition of Assets
Schedule 3.10 -	No Pending or Threatened Litigation
Schedule 3.11(a) -	Compliance With Law
Schedule 3.11(b) -	Permits
Schedule 3.12(a) -	Intellectual Property Agreements
Schedule 3.12(b)(i) -	Rights in Intellectual Property
Schedule 3.12(b)(ii) -	Patents
Schedule 3.12(b)(iii) -	Marks
Schedule 3.13-	Labor Matters
Schedule 3.14(a) -	List of Plans
Schedule 3.14(b) -	Status of Plans
Schedule 3.14(c) -	Liabilities
Schedule 3.14(d) -	Contributions
Schedule 3.14(f)(i) -	Employees
Schedule 3.14(f)(ii) -	Employees
Schedule 3.15-	Environmental Matters
Schedule 3.15(c) -	Permits
Schedule 3.16-	Bank Accounts
Schedule 3.17-	Material Contracts
Schedule 3.18-	Brokers, Finders, Etc.
Schedule 3.19(a) -	Insurance Policies
Schedule 3.19(b) -	Insurance Claims
Schedule 3.20-	Inventories
Schedule 3.21-	Product Liability
Schedule 3.22-	Significant Customers and Suppliers
Schedule 3.23 -	Accounts Receivable
IV

List of Exhibits
Note: Exhibits Omitted. Registrant agrees to furnish supplementally a copy of any omitted Exhibits to the Commission upon request.

Exhibit A	Opinion of Sellers’ Counsel
Exhibit B	Escrow Agreement
V

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 28th day of December, 2005, by and among OGLEBAY NORTON COMPANY, an Ohio corporation (“Parent”), O-N MINERALS COMPANY, an Ohio corporation (“O-N Minerals”), O-N MINERALS (LIME) COMPANY, a Georgia corporation (“O-N Lime”, and together with Parent and O-N Minerals, “Sellers”), and UNITED STATES LIME & MINERALS, INC., a Texas corporation (“Buyer”).
INTRODUCTORY STATEMENTS
A.	Sellers directly or indirectly own all of the issued and outstanding capital stock of O-N Minerals (St. Clair) Company, a Delaware corporation (the “Sale Shares” and the “Company,” respectively).
B.	On the terms and subject to the conditions set forth in this Agreement, O-N Lime desires to sell to Buyer, and Buyer desires to purchase from O-N Lime, the Sale Shares.
     In consideration of the representations, warranties, covenants and agreements contained herein, Sellers and Buyer, each intending to be legally bound hereby, agree as set forth below.
ARTICLE I
DEFINITIONS; CONSTRUCTION
     1.1 Definitions. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.
     “Accounts Receivable” has the meaning given that term in Section 3.23.
     “Affected Employees” has the meaning given that term in Section 6.3(a).
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person.
     “Affiliated Group” has the meaning given that term in Section 3.7(a).
     “Agreement” means this Stock Purchase Agreement, as it may be amended from time to time.
     “Applicable Contract” means any material Contract to which the Company is a party.
     “ATF” has the meaning given that term in Section 3.15(c).
     “Balance Sheet” has the meaning given that term in Section 3.5(a).

     “Balance Sheet Date” has the meaning given that term in Section 3.5(a).
     “Business” means the production and sale of limestone, quicklime, hydrated lime, chemical limestone, blended lime, sized limestone, and related filler products operated out of the Company’s facility located in Marble City, Oklahoma.
     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Cleveland, Ohio are authorized or required by law to close.
     “Buyer” has the meaning given that term in the preamble of this Agreement.
     “Buyer Benefit Programs” has the meaning given that term in Section 6.3(a).
     “Closing” has the meaning given that term in Section 2.1.
     “Closing Balance Sheet” means the Closing Balance Sheet delivered pursuant to Section 2.5(a), as adjusted, if at all, pursuant to Section 2.5(b).
     “Closing Date” has the meaning given that term in Section 2.1.
     “Closing Net Working Capital” means the excess of the current assets of the Company as of the close of business on the Closing Date over the current liabilities of the Company as of the close of business on the Closing Date, determined in accordance with GAAP and adjusted in accordance with Schedule 1.1A.
     “COBRA” has the meaning given that term in Section 3.14(c)(ii).
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.
     “Company” has the meaning given that term in the Introductory Statements of this Agreement.
     “Company Share Transfer” has the meaning given that term in Section 2.2.
     “Competitive Business” has the meaning given that term in Section 6.7.
     “Contract” and “Contracts” means any agreement, written or oral, note, letter of credit, indenture, financial instrument, lease or license to which the Company is a party or by which it is bound.
     “DEQ” has the meaning given that term in Section 6.12.
     “Earnest Money Deposit” means the sum of $50,000, being the amount paid by Buyer to O-N Lime prior to the date hereof as an earnest money deposit.
     “Encumbrance” means any mortgage, deed of trust, pledge, security interest, claim, easement, lien, charge, option, restriction on transfer, conditional sale or other title retention agreement, defect in title or other restriction of a similar kind.

     “Environmental Law” means all Laws (other than mining Laws applicable to the reclamation of Lime Kiln Dust) in effect on the Closing Date relating to (i) the control of any Hazardous Substance or the protection of the environment (including air, water, land, flora, and fauna), (ii) the possession, generation, manufacture, processing, use, handling, management, treatment, storage, disposal, release, distribution, or transportation of any Hazardous Substance or Lime Kiln Dust; and (iii) the acquisition or beneficial use of surface water or groundwater.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings and regulations thereunder.
     “ERISA Affiliate” means, with respect to the Company, any other entity or trade or business that, at the relevant time, is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.
     “Escrow Agent” has the meaning given that term in Section 2.4(h).
     “Escrow Agreement” has the meaning given that term in Section 2.4(h).
     “Escrow Amount” has the meaning given that term in Section 2.4(h).
     “Expenses” means any and all reasonable expenses incurred in connection with any claim, action, suit or proceeding incident to any matter indemnified against hereunder, including court filing fees, court costs, arbitration fees or costs, costs of appeal including necessary supercedeas and other bonds, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals.
     “Financial Statements” has the meaning given that term in Section 3.5(a).
     “GAAP” means United States generally accepted accounting principles, consistently applied.
     “Governing Documents” means, with respect to any Person that is not a natural Person, the certificate or articles of incorporation, bylaws or regulations, deed of trust, formation or governing agreement and other charter documents or organizational or governing documents or instruments of such Person.
     “Governmental Authority” means any court or government (federal, state, local, foreign or provincial) or any political subdivision thereof, including without limitation, any department, commission, board, bureau, agency or other regulatory, administrative or Governmental Authority or instrumentality.
     “Hazardous Substance” means any solid, liquid or gaseous substance or material that (i) is defined as a “hazardous material,” “pollutant,” “contaminant,” “hazardous waste,” or “hazardous substance” under any Environmental Law or (ii) is toxic, explosive, corrosive, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated under Environmental Laws, including gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls or asbestos.

     “Income Tax” means any Tax on net or gross income, profits or receipts, together with any interest or penalties, imposed by any Governmental Authority.
     “Indebtedness” means any obligation for borrowed money of the Company, any capitalized lease obligation of the Company, any obligation properly classified as indebtedness or debt under GAAP, or any guarantee of the Company in respect of any indebtedness or obligation for borrowed money of any Person (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.)
     “Indemnified Party” has the meaning given that term in Section 8.2(a).
     “Indemnifying Party” has the meaning given that term in Section 8.2(a).
     “Independent Auditors” has the meaning given that term in Section 2.5(c).
     “Intellectual Property Assets” means: (i) all trademarks and service marks which are registered or have applications to register pending and unregistered trademarks and service marks of the Company (collectively, “Marks”) and, subject to the provisions of Section 6.1, the corporate name of the Company and all fictional business names and trading names currently used by the Company, (ii) all issued patents and patent applications of the Company (collectively, “Patents”), (iii) all copyrights of the Company in both published works and unpublished works including any registrations and applications appurtenant thereto, (iv) all Internet domain names used by the Company and (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints of the Company.
     “IP Liability” has the meaning given that term in Section 6.14.
     “Knowledge” of a fact or matter, when used in relation to an individual, means: (a) such individual is actually aware of such fact or other matter; or (b) a reasonable individual in such Person’s position would be aware of such fact or other matter.
     “Law” means any applicable statute, law, ordinance, rule, regulation, order, judgment or decree enacted, adopted, issued or promulgated by any Governmental Authority.
     “Leased Real Property” means those properties identified in Section 3.8(b).
     “Lime Kiln Dust” means lime kiln dust and materials derived therefrom in the operation of the Business by the Company, including scrubber sludge.
     “Litigation” means any action, suit, arbitration or proceeding of any nature or kind whatsoever, whether civil, criminal or administrative, at law or in equity, by or before any Governmental Authority or arbitrator.
     “Losses” means, without duplication, any and all losses, costs, obligations, liabilities, settlement payments, fines, penalties, damages, diminution in value (meaning a dollar-for-dollar loss occurring as a result of a claim that is not a third party claim), Expenses or other charges, as such term is further described in Section 8.2(c).

     “Marks” has the meaning given that term in the definition of “Intellectual Property Assets” above.
     “Master Leases and Licenses” means the leases and licenses with General Electric Capital Corporation, Associates Leasing, Inc., JWS Corporation and Datastream Systems, Inc. entered into on a group basis by Sellers, as more particularly described in Schedule 3.4(b).
     “Material Adverse Effect” means a material adverse effect on the results of operations, financial condition or assets of the Company other than changes (i) relating to generally applicable economic conditions or events, (ii) the industry in which the Company operates in general or (iii) resulting from the announcement by O-N Lime of its intention to sell the Company.
     “Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001 of ERISA.
     “Non-Competition Party” means Parent and each Affiliate thereof.
     “Non-Competition Period” means the period commencing on the Closing Date and continuing until the fifth anniversary of the Closing Date.
     “Non-Competition Products” means limestone, quicklime, hydrated lime, chemical limestone, blended lime and sized limestone lime slurry, excluding lime used in the production of autoclaved air entrained concrete.
     “Objection Notice” has the meaning given that term in Section 2.5(b).
     “O-N Minerals” has the meaning given that term in the preamble of this Agreement.
     “Owned Real Property” has the meaning given that term in Section 3.8(a).
     “O-N Lime” has the meaning given that term in the preamble of this Agreement
     “OPDES” has the meaning given that term in Section 6.12.
     “Parent” has the meaning given that term in the preamble of this Agreement.
     “Party” means each of Sellers and Buyer.
     “Patents” has the meaning given that term in the definition of “Intellectual Property Assets” above.
     “Peg Amount” means Three Million Four Hundred Thousand Dollars ($3,400,000).
     “Permits” has the meaning given that term in Section 3.11(b).
     “Permitted Encumbrances” means (i) liens securing obligations of less than $10,000 (ii) liens for Taxes and other governmental charges and assessments that are not yet due and payable, (iii) liens of landlords and of carriers, warehousemen, mechanics, materialmen and repairmen and other similar liens arising in the ordinary course of business for sums not yet due and payable, (iv) liens reflected in the Financial Statements, (v) liens for purchase money security interests, (vi) other liens on, or imperfections of title with respect to, property that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfection and (vi) Encumbrances set forth on Schedule 1.1B.
     “Person” means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.
     “Pre-Closing Period” has the meaning given that term in Section 3.7(c).
     “Proceedings” has the meaning given that term in Section 8.2(a).
     “Purchase Price” has the meaning given that term in Section 2.3.
     “Related Party” means (i) any Affiliate of a Party or (ii) any officer or director of a Party or of any Person identified in clause (i) preceding.
     “Remedial Action” has the meaning given that term in Section 8.3(g)(i).
     “Reserved Names” has the meaning given that term in Section 6.1.
     “Sale Shares” has the meaning given that term in the Introductory Statements of this Agreement.
     “Schedules” means the disclosure schedules attached to this Agreement.
     “Section 338(h)(10) Election” has the meaning given that term in Section 6.2(g).
     “Securities Act” has the meaning given that term in Section 4.6.
     “SEC” has the meaning given that term in Section 6.9(a).
     “Sellers” has the meaning given that term in the preamble of this Agreement.
     “Sellers’ 401(k) Plan” means Oglebay Norton Company Investment Savings and Stock Ownership Plan.
     “Sellers’ Employee Benefit Plan” means any (i) “employee benefit plan,” within the meaning of Section 3(3) of ERISA or (ii) stock option, stock purchase, restricted stock, profit sharing, pension, retirement, deferred compensation, incentive, fringe benefit, severance, medical, life, disability, accident, salary continuation, sick pay, sick leave, supplemental retirement and unemployment benefit plans or programs (whether or not insured), that has been established, maintained, sponsored or contributed to by Sellers or the Company for the benefit of any active, retired or former employee or director of the Company or for which the Company otherwise may have any liability; provided, that “Sellers’ Employee Benefit Plan” shall not include any Multiemployer Plan.
     “Sellers’ Knowledge” means the Knowledge of Karl Everett, Joseph Ferrell, Thomas Giordani, Kurt Klutz, James Underwood, Richard Calhoun and Wilber Ferris.
     “Settlement Date” means the date on which the Closing Balance Sheet is finally determined pursuant to Section 2.5(b).
     “Straddle Period” has the meaning given that term in Section 3.7(c).
     “Tax” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed by or payable to any Governmental Authority including all applicable penalties and interest.
     “Tax Matters” has the meaning given that term in Section 6.2(c)(i).
     “Tax Return” means any return, declaration, form, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.
     “Territory” means the states of Arkansas, Kansas, Louisiana, Missouri, Oklahoma and Texas.
     “Title Company” has the meaning given that term in Section 2.4(h).
     “Title Policy” has the meaning given that term in Section 2.4(h).
     “Trapezoid Parcel” means the parcel of land more particularly described in Schedule 3.8(e) as to which the Company does not possess legal title on the date hereof.
     “WARN Act” means the Federal Workers’ Adjustment and Retraining Notification Act.
     “Working Capital Adjustment Amount” has the meaning given that term in Section 2.5(d).
     1.2 Construction.
          (a) Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined herein has the meaning currently ascribed to it in accordance with GAAP; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation” and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) references to “written” or “in writing” include in electronic form; (vi) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules hereto; and (vii) all Sections, Articles and Schedules referred to herein are, respectively, Sections and Articles of, and Schedules to, this Agreement.
          (b) Headings as to the contents of particular Articles and Sections are for convenience only and are in no way to be construed as part of this Agreement.
          (c) Any reference to “days” means calendar days unless Business Days are expressly specified.
          (d) A reference to any Person includes such Person’s successors and permitted assigns.
          (e) The Schedules to this Agreement are incorporated herein by reference and made a part hereof for all purposes.
ARTICLE II
THE SALE AND PURCHASE
     2.1 Closing. Subject to the satisfaction or waiver of all of the conditions set forth in Article VII, the closing of the purchase and sale of the Sale Shares contemplated hereby (the “Closing”) shall take place at the offices of Thompson Hine llp, One Chase Manhattan Plaza, 58th Floor, New York, New York 10005-1401, at 10:00 a.m. local time on the date of this Agreement, (the “Closing Date”).
     2.2 Sale and Purchase of Sale Shares. Upon the terms and subject to the conditions of this Agreement and in consideration of the Purchase Price, at the Closing, O-N Lime hereby sells, assigns, transfers and delivers to Buyer (such sale, assignment, transfer and delivery, the “Company Share Transfer”), and Buyer hereby purchases and takes delivery of the Sale Shares, free and clear of all Encumbrances. The certificate representing the Sale Shares has been duly endorsed or accompanied by a stock power duly endorsed by O-N Lime for transfer to Buyer.
     2.3 Purchase Price. The aggregate consideration hereunder paid by Buyer to O-N Lime with respect to the Sale Shares (the “Purchase Price”) is (a) Fourteen Million Dollars ($14,000,000) plus or minus (b) the Working Capital Adjustment Amount. The Purchase Price is being paid as provided in Section 2.4(a) and (g) and 2.5(d).
     2.4 Closing Matters. At the Closing:
          (a) Buyer shall pay the difference between (i) that part of the Purchase Price stated in Section 2.3(a), and (ii) the sum of (A) the Earnest Money Deposit and (B) the Escrow Amount, by wire transfer of immediately available funds to an account designated by O-N Lime.
          (b) Sellers shall apply the Earnest Money Deposit against the Buyer’s obligation to pay the Purchase Price.

          (c) Sellers shall pay and discharge, or cause to be paid and discharged, all outstanding Indebtedness of the Company by wire transfer of immediately available funds.
          (d) Sellers shall deliver or cause to be delivered to Buyer pay-off letters, releases and lien discharges (or agreements therefor) reasonably satisfactory to Buyer from each creditor to whom any Indebtedness is owed by the Company.
          (e) O-N Lime shall deliver and cause to be delivered the Sale Shares.
          (f) Sellers shall cause to be delivered an opinion of counsel for Sellers in form and substance as set forth in Exhibit A, hereto.
          (g) Buyer and Sellers will enter into an escrow agreement in the form of Exhibit B (the “Escrow Agreement”) with an escrow amount of Eight Hundred Thousand Dollars ($800,000) (the “Escrow Amount”) and The Bank of New York (the “Escrow Agent”) as escrow agent and Buyer shall pay the Escrow Amount to the Escrow Agent.
          (h) Sellers shall, at their expense, deliver to Buyer:
                         (i) Endorsements to Owner’s Policy of Title Insurance #37 0080 106 4499, dated December 22, 1995, issued by Chicago Title Insurance Company (the “Title Company”), insuring the interest of Global Stone St. Clair Inc., a Delaware corporation, in the described property (the “Title Policy”), which shall (i) change the effective date of the Title Policy to Closing Date and reflect only Permitted Exceptions, if any, and (ii) contain the agreement of the Title Company not to assert the provisions of Exclusions from Coverage 3(a), (b) or (e) (commonly called a Non-Imputation Endorsement); and
                         (ii) An Aerial Photographic Overlay Survey showing the legal descriptions of the Owned Real Property and the Leased Real Property superimposed thereon, dated no earlier than December 15, 2005, prepared by Smith Roberts Baldischwiler, LLC, of Oklahoma City, Oklahoma.
          (i) Sellers shall deliver to Buyer executed resignations of all officers and directors of the Company.
          (j) The Parties shall deliver to each other the documents required to be delivered at the Closing pursuant to this Agreement.
     2.5 Purchase Price Working Capital Adjustment. Following the Closing Date, the Purchase Price shall be adjusted, if at all, as set forth below:
     (a) Sellers shall prepare and deliver to Buyer, within forty-five (45) days after the Closing Date, an unaudited balance sheet of the Company as of the close of business on the Closing Date (the “Closing Balance Sheet”) which shall set forth a calculation of the Closing Net Working Capital. The Closing Balance Sheet and the calculation of the Closing Net Working Capital shall be prepared in a manner consistent with the preparation of the Balance Sheet and Schedule 1.1A. During such forty-five (45) day period, Sellers shall provide Buyer with reasonable access to their books, records and personnel. Seller shall thereafter provide to

Buyer such supporting work papers or other supporting information relating to the Closing Balance Sheet and the calculation of the Closing Net Working Capital as may be reasonably requested by Buyer.
          (b) On or prior to the 30th day following Sellers’ delivery of the Closing Balance Sheet, Buyer may give Sellers a written notice stating in reasonable detail Buyer’s objections (an “Objection Notice”) to the Closing Balance Sheet. Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor. Any determination set forth on the Closing Balance Sheet which is not specifically objected to in the Objection Notice shall be deemed accepted and shall be final and binding upon the parties upon delivery of the Objection Notice. If Buyer does not give Sellers an Objection Notice within such 30-day period, then the Closing Balance Sheet shall be final and binding upon the Parties for purposes of calculating the Purchase Price under this Agreement.
          (c) Following Sellers’ receipt of any Objection Notice, Sellers and Buyer shall attempt to negotiate in good faith to resolve such dispute. In the event that Sellers and Buyer fail to agree on any of Buyer’s proposed adjustments set forth in the Objection Notice within thirty (30) days after Sellers receive the Objection Notice, Sellers and Buyer agree that a mutually acceptable accounting firm of nationally recognized standing (the “Independent Auditors”) shall, within the 30-day period immediately following referral of the Closing Balance Sheet and/or the calculation of the Closing Net Working Capital to the Independent Auditors, make the final determination thereon in accordance with the terms of this Agreement. Sellers and Buyer each shall provide the Independent Auditors with their respective determinations of the Closing Net Working Capital. The Independent Auditors shall make an independent determination of the Closing Net Working Capital that, assuming compliance with the previous clause, shall be final and binding on Sellers and Buyer if such independent determination shall be within the range proposed by Sellers and Buyer in the Closing Net Working Capital and the Objection Notice. If the Independent Auditors’ determination of any adjustment is outside of the range proposed by Sellers and Buyer in the Closing Net Working Capital and the Objection Notice, then the Closing Net Working Capital proposed by the Party whose adjustment was closer to that of the Independent Auditors shall be final and binding on Sellers and Buyer. The fees, costs and expenses of the Independent Auditors shall be paid equally by the Parties.
          (d) Promptly after the Closing Balance Sheet and the calculation of the Net Working Capital are finally determined and become final and binding on the Parties under this Section 2.5, Sellers and Buyer or the Independent Auditors (if applicable) shall recalculate the Purchase Price by giving effect to such final and binding determinations. To the extent the Closing Net Working Capital exceeds the Peg Amount, Buyer shall pay to O-N Lime an amount equal to the excess. To the extent the Closing Net Working Capital is less than the Peg Amount, O-N Lime shall pay to Buyer an amount equal to the shortfall. Any such payment shall be made by wire transfer of immediately available funds to an account designated by the Party entitled to payment within two (2) Business Days following the Settlement Date. The foregoing payment shall be referred to herein as the “Working Capital Adjustment Amount”.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Sellers, jointly and severally, represent and warrant to Buyer, the following representations and warranties, which Buyer has relied upon.
     3.1 Organization and Authority. Sellers are corporations duly organized, validly existing and in good standing under the Laws of their respective states of incorporation. Each Seller has all corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all corporate power and authority to own, operate or lease its properties and carry on the Business as now conducted. The Company is duly qualified to do business and is in good standing in the State of Oklahoma. The Company is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, operated or leased by it or the nature of the activities conducted by it make such qualification and good standing necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.
     3.2 Authorization; Enforceability. This Agreement has been duly executed and delivered by and constitutes the legal, valid and binding obligation of each Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other Laws of general application relating to or affecting creditors’ rights and to general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of each Seller.
     3.3 Shares; Capitalization.
          (a) Sale Shares. The authorized capital stock of the Company and the number of shares of capital stock issued, outstanding and held in treasury are listed on Schedule 3.3. All of the Sale Shares are owned of record and beneficially by O-N Lime and are free and clear of any and all Encumbrances. All of the Sale Shares have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no outstanding options, warrants, rights or subscriptions, nor has it entered into or incurred any other binding commitment or obligation which remains enforceable to issue or sell any shares of its capital stock, or any securities or obligations convertible into or exchangeable for any shares of its capital stock, nor has it granted to any Person any right which is outstanding to subscribe for or acquire from it any shares of its capital stock, and no such securities, obligations or rights are outstanding.
          (b) Transfer of Title. Upon delivery of the Sale Shares hereunder, Buyer shall acquire title thereto, free and clear of any and all Encumbrances.

     3.4 No Violation of Laws or Agreements; Consents.
          (a) No Violation of Laws or Agreements. Except as set forth on Schedule 3.4(a), neither the execution and delivery by Sellers of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance with or fulfillment of the terms, conditions or provisions hereof by Sellers:
               (i) violates any provision of the Governing Documents of a Seller or the Company;
               (ii) conflicts with, breaches, constitutes a default or an event of default under any of the terms of, results in the termination of, accelerates the maturity of or creates any Encumbrance on the Sale Shares or any asset or property of the Company or under any Applicable Contract;
               (iii) violates any Law to which the Company is subject or by which any asset of the Company is bound or affected;
               (iv) will cause the Company to become subject to, or to become liable for, the payment of any Tax that it is not subject to on the date hereof;
               (v) will contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate to maturity a performance of, or to cancel, terminate, or modify any Applicable Contract; and
               (vi) neither Sellers nor the Company are required to give notice to or to obtain any consent from any Person or Governmental Authority in connection with the execution and delivery of this Agreement or the consummation or performance of the terms hereof.
          (b) Consents. Except as set forth on Schedule 3.4(b), no material consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by each Seller of this Agreement or the consummation by each Seller of the transactions contemplated hereby.
3.5 Financial Statements; Books and Records.
          (a) The balance sheets of the Company as of December 31, 2003 and 2004 and the income statements of the Company for the two one year periods ended on such dates and the unaudited balance sheet and income statement for the Company as of June 30, 2005 (collectively, the “Financial Statements”) have been delivered to Buyer and are attached hereto as Schedule 3.5. The Financial Statements (i) have been prepared in accordance with GAAP, except as set forth on Schedule 3.5, and (ii) present fairly in all material respects the financial condition and results of operations, changes in stockholders’ equity, and cash flow of the Company at the dates and for the relevant periods indicated. The unaudited balance sheet of the Company as of June 30, 2005 included in the Financial Statements shall be referred to herein as the “Balance Sheet,” and June 30, 2005 shall be referred to herein as the “Balance Sheet Date”. Except as set forth in Schedule 3.5, the Company has no liability required to be disclosed in the

Financial Statements except for liabilities reflected or reserved against in the Balance Sheet and current liabilities incurred in the ordinary course of business of the Company since the Balance Sheet Date.
          (b) The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Company. At the Closing, all of those books and records will be placed in the possession of the Company. Buyer agrees that Sellers shall have reasonable access thereto after the Closing. There are no minutes for meetings of the Board of Directors or the stockholders of the Company that are not included in the minute books of the Company.
     3.6 No Changes. Except as set forth on Schedule 3.6, since the Balance Sheet Date there has been no material adverse change in the business, operations, properties, assets, contractual relationships or condition of the Company, the Company has conducted the Business only in the ordinary course and there has not been:
          (a) any change in the financial condition, assets or liabilities of the Company other than in the ordinary course of business;
          (b) any material damage or destruction to or loss of any asset of the Company, whether or not covered by insurance;
          (c) any commitment by the Company to provide benefits payable to or for the benefit of any employee of the Company upon the occurrence of a change in control or to pay a deal bonus to any employee of the Company;
          (d) any material increase in the salary, wage or bonus payable by the Company to any employee of the Company;
          (e) any change in any method of accounting;
          (f) any sale or other disposition of assets or operations identifiable with a product line of the Company, or any acquisition of another business, whether through the purchase of assets, stock or otherwise, except in the ordinary course of business;
          (g) any sale, lease or other disposition of any material assets of the Company (other than inventory in the ordinary course of business), or any condemnation or expropriation or other taking of any assets of the Company, or known threat thereof, by any Governmental Authority;
          (h) any issuance, sale or disposition of capital stock or any other securities or grant of any option, warrant or other right to subscribe for or purchase any capital stock or any other securities of the Company;

          (i) any declaration or payment of any dividend or distribution with respect to the capital stock of the Company or any redemption, purchase or acquisition of the capital stock of the Company;
          (j) any write-offs, write-downs or write-ups of the value of any of the inventory or other assets of the Company;
          (k) any mortgage or pledge of any material assets of the Company, except for Permitted Encumbrances or arising in the ordinary course of business;
          (l) any creation or assumption of any Indebtedness, except for Indebtedness incurred in the ordinary course of business or pursuant to Contracts disclosed on Schedule 3.6, entered into in the ordinary course of business;
          (m) any guarantee of any liability (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business and except for the endorsement of negotiable instruments by the Company in the ordinary course of business;
          (n) any Tax election made, any Tax liability settled or compromised, or any waiver or extension of the statute of limitations with respect to any Taxes; or
          (o) any agreement or commitment to do any of the foregoing.
     3.7 Taxes.
          (a) Affiliated Group. The Company is a member of an “affiliated group” (the “Affiliated Group”) within the meaning of Section 1504(a) of the Code, and Oglebay Norton Company is the “common parent” of the Affiliated Group.
          (b) Liabilities. Except as set forth in Schedule 3.7, each of the Company or one or more of the Sellers, on the Company’s behalf, has:
               (i) duly and timely filed with the appropriate federal, state, local or other taxing authorities all Tax Returns required to be filed by or on behalf of the Company, and
               (ii) duly and timely paid all Taxes with respect to the Company whether or not such Taxes are shown or required to be shown to be due on a Tax Return. Any Tax Return or Taxes for which an extension to file or pay has been obtained will be deemed to be timely if filed and paid by the date provided by any such extension. Schedule 3.7 sets forth all Tax Returns for which an extension to file or pay is currently outstanding.
          (c) Straddle Periods. Except as set forth on Schedule 3.7 and except for Income Taxes, all Taxes and Tax liabilities of the Company (x) for all Tax periods ending on or prior to the Closing Date or (y) with respect to any taxable year or period beginning before and ending after the Closing Date (a “Straddle Period”), the portion of such Straddle Period ending on and including the Closing Date (each such year or period or portion thereof ending on or before the Closing Date, a “Pre-Closing Period”) to the extent due and payable have been paid or are being contested in good faith.

          (d) Audits; Examinations. Except as set forth on Schedule 3.7:
               (i) (A) no audit or other examination of Taxes is currently pending with respect to the Affiliated Group or the Company, or to Sellers’ Knowledge, threatened against the Company or the Affiliated Group; and (B) no such audit or examination has been conducted with respect to which there is any outstanding Tax liability of the Company, including the Taxes of any Person for which the Company may be liable under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise;
               (ii) the Company has not received any written notice of any state, local or foreign income Tax deficiency outstanding, proposed or assessed against or allocable to it; and
               (iii) as of the Closing Date, no statute of limitations will remain open as a result of its having been waived or extended with respect to the payment or collection of Taxes of the Affiliated Group or the Company.
          (e) Agreements. Except as disclosed in Schedule 3.7, there are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company and any other Person (except for customary agreements to indemnify lenders or security holders in respect of Taxes).
          (f) Consolidated Returns. Except with respect to the Affiliated Group or as set forth on Schedule 3.7, the Company has not been included (nor has it been required to be included) in any “consolidated”, “unitary” or “combined” Tax Return provided for under any Law with respect to Taxes for which the Company may be liable for any taxable period for which the statute of limitations has not expired.
          (g) All Taxes that the Company is required by law to withhold or collect, including without limitation, sales and use taxes, and amounts required to be withheld for Taxes of employees, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authority or are held in separate bank accounts for such purpose.
          (h) The Company has not received written notice of a claim made by any taxing authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to Tax in such jurisdiction and, to the best knowledge of the Company, it is not required to file Tax Returns in any jurisdiction other than those set forth in Schedule 3.7.
          (i) In the twenty four (24) months preceding the Closing Date, there have been no Tax rulings, requests for rulings or closing agreements with any taxing authority with respect to the Company other than those set forth on Schedule 3.7.
          (j) Neither the Company nor the Affiliated Group has deferred income reportable for a current Tax period (or portion thereof) or a period (or portion thereof) beginning after the Closing Date but that is attributable to a transaction (e.g., an installment sale) occurring in a period (or portion thereof) ending on or prior to the Closing Date.

          (k) The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997. No stock of the Company has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.
          (l) The Affiliated Group has disclosed on its federal income Tax Returns all positions taken therein that would reasonably be expected to result in any “substantial understatement of federal income tax” within the meaning of Section 6662 of the Code.
          (m) No member of the Affiliated Group, including the Company, has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2).
          (n) The capital stock of the Company does not constitute a U.S. real property interest within the meaning of Section 897 of the Code.
          (o) There are no Encumbrances for Taxes upon any of the assets of the Company other than Permitted Encumbrances.
          (p) No power of attorney with respect to any matter relating to Taxes of the Company will be in effect after the Closing Date other than those set forth on Schedule 3.7.
          (q) The Company has not made any payments, is not obligated to make any payments, or is a party to any Contract that would reasonably be expected to obligate it to make any payments that will not be deductible by reason of Section 162(m) or 280G of the Code.
          (r) The charges, accruals and reserves for Taxes for all Tax periods ending on or before the date of this Agreement are adequate and are at least equal to the Company’s liabilities for Taxes.
     3.8 Owned and Leased Property; Condition of Assets.
          (a) Owned Real Property. Schedule 3.8(a) sets forth a complete and accurate list of all real property owned as of the date hereof by the Company (the “Owned Real Property”). Except as set forth on Schedule 3.8(a), the Company has good and marketable title to its Owned Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances.
          (b) Leases of Real Property. Schedule 3.8(b) sets forth a complete and accurate list of all leases of real property to which the Company is a party on the date hereof. Except as set forth on Schedule 3.8(b), the Company, as lessee under each lease set forth on Schedule 3.8(b), is in possession of the real property covered thereby, and (1) each such lease is (A) a valid and binding obligation of the Company and (B) to Sellers’ Knowledge, a valid and binding obligation of each other party thereto, and (2) (A) the Company is not in material breach thereof or material default thereunder (and to Sellers’ Knowledge, no event or circumstance has occurred that with notice or lapse of time or both, would constitute such an event of default) and (B) to Sellers’ Knowledge, no other party to any such lease is in material breach thereof or material default thereunder.

          (c) Personal Property. The Company owns or holds under valid leases all material plant, machinery, equipment and other tangible personal property used for the conduct of the Business, free and clear of all Encumbrances of Sellers other than Permitted Encumbrances.
          (d) Shared Facilities. There is no office or other facility shared by the Company with Sellers or any of Sellers’ Affiliates, except as set forth on Schedule 3.8(d). Except for any such shared facilities, neither Sellers nor any of Sellers’ Affiliates owns any material assets used in the Business.
          (e) Rights in the Assets. Except as set forth on Schedule 3.8(e), the Company owns or controls or has valid contractual rights to use all of the assets required to enable it to collectively operate the Business after the Closing Date in substantially the same manner as the Business is presently conducted.
     3.9 Condition of Assets. Except as set forth on Schedule 3.9, the buildings, plant, structures, and equipment of the Company are structurally sound, are in reasonable and customary operating condition and repair, fair wear and tear and ordinary and routine maintenance excepted, and are adequate for the uses to which they are being put. The nature and extent of the buildings, plant, structures, and equipment of the Company are sufficient for the continued conduct of the Company’s Business after closing in substantially the same manner as immediately before.
3.10 No Pending or Threatened Litigation. Except as set forth on Schedule 3.10,
          (a) no Litigation is pending or, to Sellers’ Knowledge, threatened against the Company;
          (b) there is no outstanding judgment, decree, or order of any Governmental Authority against or affecting the Company; and
          (c) since the date the Company became an Affiliate of Parent and, to Sellers’ Knowledge, prior to that date, the Company has not been given written notice of, served in connection with or, named as a defendant in, any civil lawsuit in which any plaintiff asserted any claim for injury or damage allegedly caused by exposure to asbestos or silica.
     3.11 Compliance With Law; Permits.
          (a) Compliance With Law. Except (i) as set forth on Schedule 3.11(a) and (ii) with regard to environmental matters (which the Parties agree shall be dealt with solely pursuant to Section 3.15), the Company complies in all material respects with all applicable Laws.
          (b) Permits. Except (i) as set forth on Schedule 3.11(b) and (ii) with regard to environmental matters (which the Parties agree shall be dealt with solely pursuant to Section 3.15), the Company owns, holds, possesses or has applied for all governmental licenses, permits, and other authorizations (collectively, “Permits”) that are required under applicable Laws to entitle it to own or lease, operate and use its assets and to carry on and conduct the Business as currently conducted by it, and all such Permits are valid and in effect, except in any such case where the failure to own, hold, possess or apply for such Permits, or maintain them as valid and in effect, would not have a Material Adverse Effect.
     3.12 Intellectual Property Rights.
          (a) Intellectual Property Agreements. Schedule 3.12(a) sets forth a complete and accurate list of all material agreements relating to the Intellectual Property Assets to which the Company is a party on the date hereof or by which the Company is bound on the date hereof, except for (i) any license implied by the sale of a product and (ii) perpetual, paid-up licenses for software programs with an individual value of less than $10,000 per license under which the Company is the licensee. There are no outstanding or, to Sellers’ Knowledge, threatened disputes with respect to any such agreement. No such agreement permits termination by the other party in the event of a change in the control of Seller.
          (b) Rights in Intellectual Property.
               (i) In General. Except as set forth on Schedule 3.12(b)(i), neither Sellers nor any of their Affiliates, nor, to Sellers’ Knowledge, any other Person owns or controls any Intellectual Property Assets that are material to the operation of the Business as presently conducted by the Company. Except as set forth on Schedule 3.12(b)(i), the Company is the owner of all right, title and interest in, or the licensee of, or otherwise has the right to use, without payment to a third party, the Intellectual Property Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), except for those payments expressly set forth in the relevant licenses.
               (ii) Patents. Schedule 3.12(b)(ii) sets forth a complete and accurate list of all Patents. Except as set forth on Schedule 3.12(b)(ii), no Patent has been or is now involved in any interference, reissue or reexamination proceeding. Except as set forth on Schedule 3.12(b)(ii), to Sellers’ Knowledge, the Business, as conducted by Seller, does not infringe upon or misappropriate the Intellectual Property Rights of any third party.
               (iii) Marks. Schedule 3.12(b)(iii) sets forth a complete and accurate list of all Marks. All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and renewal applications). Except as set forth on Schedule 3.12(b)(iii), no Mark has been or is now involved in any opposition or cancellation proceeding, and, to Sellers’ Knowledge, no such action is threatened with respect to any of the Marks. Except as set forth on Schedule 3.12(b)(iii), to Sellers’ Knowledge, no Mark is being infringed by any third party. To Sellers’ Knowledge, none of the Marks used by the Company infringes any trade name, trademark or service mark of any third party
     3.13 Labor Matters. To Sellers’ Knowledge, the Company is in material compliance with all Laws applicable to it respecting employment and employment practices, terms and conditions of employment and wages and hours. Except as set forth on Schedule 3.13, there is no collective bargaining agreement which is binding on the Company, and to Sellers’ Knowledge, there is no union organizing effort underway, pending or threatened with respect to the Company’s employees. There are no strikes, slowdowns or work stoppages pending between the Company and its employees. The Company has not engaged in any unfair labor practices as defined in the National Labor Relations Act and there is no unfair labor practice charge or complaint against the Company pending or, to Sellers’ Knowledge, threatened before the National Relations Board or any similar agency.
     3.14 Employees; Employee Related Agreements and Plans; ERISA.
          (a) List of Plans. Set forth on Schedule 3.14(a) is an accurate and complete list of all Sellers’ Employee Benefit Plans.
          (b) Status of Plans. Each Sellers’ Employee Benefit Plan (including any related trust) complies in form and is operating in accordance with the requirements of all applicable Laws, including ERISA and the Code, and each Sellers’ Employee Benefit Plan (in each case, including any related trust) has been maintained and operated in substantial compliance with its terms. Except as set forth on Schedule 3.14(b), no complete or partial termination (described in Section 411(d)(3) of the Code) of any Sellers’ Employee Benefit Plan has occurred or is expected to occur. No Sellers’ Employee Benefit Plan is a plan described in Section 4063(a) of ERISA.
          (c) Liabilities.
               (i) Schedule 3.14(c) identifies each Sellers’ Employee Benefit Plan that constitutes a “defined benefit plan” as defined in Section 3(35) of ERISA. Neither the Company nor any ERISA Affiliate thereof has incurred any liability under Title IV of ERISA, including, without limitation, arising in connection with the termination of any such defined benefit plan of the Company or any ERISA Affiliate thereof currently or previously covered by Title IV of ERISA, and the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such defined benefit plan nor do any conditions exist that present a risk of such occurrence. With respect to each Sellers’ Employee Benefit Plan subject to Title IV of ERISA, Sellers have made available to Buyer the most recent actuarial report showing the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes with respect to such plan. No Sellers’ Employee Benefit Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such plan ended prior to the date hereof; and all contributions required to be made with respect thereto (whether pursuant to the terms of any Sellers’ Employee Benefit Plan or otherwise) on or prior to the date hereof have been timely made.
               (ii) Each Sellers’ Employee Benefit Plan which is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA) has been administered and operated in substantial compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the Company is not subject to any liability, including additional contributions, fines, taxes, penalties or loss of tax deduction as a result of the administration and operation of any such Sellers’ Employee Benefit Plan. No Sellers’ Employee Benefit Plan which is such a group health plan is a “multiple employer welfare arrangement,” within the meaning of Section 3(40) of ERISA.

Each Sellers’ Employee Benefit Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements in all material respects, and each program of benefits for which employee contributions are provided pursuant to elections under any Sellers’ Employee Benefit Plan meets the requirements of the Code applicable thereto.
               (iii) Except as disclosed on Schedule 3.14(c), no Sellers’ Employee Benefit Plan (other than a plan qualified under Section 401(a) of the Code) provides for post-employment or retiree health, life insurance and/or other welfare benefits, and the Company has no obligation under any Sellers’ Employee Benefit Plan to provide any such benefits to any retired or former employees or active employees following such employees’ retirement or termination of service, except as required by COBRA or any similar state law. The Company has no unfunded liabilities pursuant to any Sellers’ Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Code.
               (iv) The Company has not incurred any liability or civil penalty under Section 409, 502(i) or 502(l) of ERISA or liability for any tax or excise tax arising under Chapter 43 or Section 6652 of the Code with respect to any Sellers’ Employee Benefit Plan and no event has occurred and no condition or circumstance exists that could reasonably be expected to give rise to any such liability with respect to any Sellers’ Employee Benefit Plan.
               (v) There are no actions, suits or claims pending or, to Sellers’ Knowledge, threatened against or with respect to any Sellers’ Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending or, to Sellers’ Knowledge, threatened against the Company or, to Sellers’ Knowledge, any fiduciary of any Sellers’ Employee Benefit Plan with respect to any Sellers’ Employee Benefit Plan. Sellers have not received any notice that any Sellers’ Employee Benefit Plan or any fiduciary thereof is presently the direct or indirect subject of an audit, investigation or examination by any Governmental Authority.
               (vi) Except as shown on Schedule 3.14(c), the Company has no liabilities (actual or contingent) with respect to any Sellers’ Employee Benefit Plan.
          (d) Contributions. Except as set forth on Schedule 3.14(d), the Company has made full and timely payment of all amounts required to be paid by it as contributions or premiums to any Sellers’ Employee Benefit Plan.
          (e) Tax Qualification. Each Sellers’ Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, as currently in effect, is the subject of a favorable determination letter issued by the Internal Revenue Service and the remedial amendment period described in Section 401(b) of the Code applicable to any amendment of any such Sellers’ Employee Benefit Plan adopted after the date of such letter has not expired. Each trust established in connection with any Sellers’ Employee Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code, as currently in effect, is the subject of a favorable determination letter issued by the Internal Revenue Service and the remedial amendment period described in Section 401(b) of the Code applicable to any amendment of any such Sellers’ Employee Benefit Plan adopted after the date of such letter has not expired. Since the date of each most recent determination letter referred to in this paragraph (e), no event has occurred and no condition or circumstance exists that has resulted or is reasonably likely to result in the revocation of any such determination letter or that is reasonably likely to adversely affect the qualified status of any such Sellers’ Employee Benefit Plan or the exempt status of any such trust.
          (f) Employees.
               (i) Schedule 3.14(f)(i) lists (A) all employees of the Company as of the date noted on such Schedule (which includes any leased employees, contract employees and independent contract employees), (B) each such employee’s current rate of compensation and (C) each such employee’s job title. Schedule 3.14(f)(i) also indicates any such person who is absent from work due to a work-related injury, military service or is on leave under the Family and Medical Leave Act, or is receiving workers’ compensation or disability compensation.
               (ii) Except as listed in Schedule 3.14(f)(ii): (A) all officers and employees of the Company are employees at-will, terminable without penalty; (B) there are no outstanding agreements or arrangements with respect to severance payments; and (C) there are no agreements requiring the Company to make any payment to any officer, director or employee of the Company as a result of the transactions contemplated by this Agreement, including any “change in control” provisions or agreements. Schedule 3.14(f)(ii) lists (x) all employees of the Company that provide services to any other business conducted by Sellers or their Affiliates and (y) all employees of the Company whose primary place of employment is not at the principal facility of the Company.
               (iii) Sellers shall make all payments required under the retention agreements and management incentive plan listed on Schedule 3.14(f)(ii).
          (g) No Multiemployer Plans. Neither the Company nor any ERISA Affiliate thereof contributes to or is obligated to contribute, to any Multiemployer Plan or has contributed, or had an obligation to contribute, to any such plan during the six-year period ending on the Closing Date.
     3.15 Environmental Matters. Except as provided on Schedule 3.15:
          (a) Compliance. (i) The Company is in compliance in all material respects with all applicable Environmental Laws, (ii) there are no conditions on the Owned Real Property or the Leased Real Property that require Remedial Action under any Environmental Law, and (iii) the Company did not cause or contribute to any conditions on any other property that the Company previously owned, leased, or otherwise operated (as defined by Environmental Law)or on which the Company disposed of or arranged for the disposal of Hazardous Substances or Lime Kiln Dust, that require Remedial Action.
          (b) Claims. There are no pending or, to Sellers’ Knowledge, threatened actions, suits, claims or proceedings by or before any Governmental Authority or by any Person directed against the Company that pertain to (i) any Permits, obligations or liabilities under any Environmental Law or (ii) violations of any Environmental Law.

          (c) Permits. All Permits required under all applicable Environmental Laws to entitle the Company to operate and use its assets and to carry on and conduct the Business as currently conducted by it have been duly obtained or have been applied for and are listed on Schedule 3.15(c), and the Company has been informed by the Bureau of Alcohol, Tobacco, and Firearms (“ATF”) that it is authorized by the ATF to continue to possess, purchase, and use explosives in the manner previously authorized pending re-issuance of the Company’s ATF license/permit.
          (d) Notice. In the three (3) years preceding the date hereof, or if unresolved, any previous years, the Company (i) has not received written notice that any existing Permit that was obtained under any Environmental Law is to be revoked or suspended by any Governmental Authority, (ii) has not received any written notice of violation of any Environmental Law, or (iii) is not currently operating or required to be operating under, or subject to, any outstanding compliance order, decree or agreement pertaining to matters regulated by any Environmental Law.
          (e) Listed Properties. None of the Owned Real Property, Leased Real Property, or, to Sellers’ Knowledge, other property that the Company previously owned, leased, or otherwise operated (as defined by Environmental Law) is listed on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, or on an equivalent state list of sites required to be investigated or cleaned up under an Environmental Law.
          (f) Hazardous Substances. No Person has treated, stored, disposed of, transported to, or released (as defined by Environmental Law) any Hazardous Substances or Lime Kiln Dust on or under any Owned Real Property or Leased Real Property except in material compliance with applicable Environmental Laws. The Company has not treated, stored, disposed of, arranged for disposal of, transported to, or released any Hazardous Substance or Lime Kiln Dust on or under any property other than Owned Real Property or Leased Real Property except in material compliance with then applicable Environmental Laws.
          (g) Required Notice or Consent. No notice or other filing, consent or approval is required under any Environmental Law as a prerequisite to the transfer of the Sale Shares to Buyer.
     3.16 Bank Accounts. Schedule 3.16 lists all bank, money market, savings and similar accounts and safe deposit boxes of the Company, specifying the account numbers and the authorized signatories or persons having access to such accounts or safe deposit boxes.
     3.17 Material Contracts. Schedule 3.17 sets forth a list of all currently effective Applicable Contracts of the Company, including those in the following categories: (a) each Contract providing for a partnership, joint venture, teaming or similar arrangement between the Company and any other person or entity or entities to share in the profits or losses of any parties thereto, (b) each Contract (i) under which the Company has created, incurred, assumed or guaranteed Indebtedness or (ii) whereby the Company has an obligation to make an investment in or loan to any Person, (c) each Contract for the purchase by the Company of goods and/or services involving total annual payments in excess of $10,000, (d) each Contract for the sale by the Company of goods and/or services involving total annual revenues in excess of $10,000, (e) each Contract, containing covenants materially restricting or limiting the freedom of the Company to engage in any line of business, (f) each Contract that includes “take or pay”, “meet or release”, “most favored nations” or similar pricing or delivery arrangements involving annual payments or receipts in excess of $10,000, (g) each Contract that was entered into outside the ordinary course of business, (h) each Contract that extends for a term more than twelve (12) months from the Closing Date (unless terminable without payment or penalty upon no more than thirty (30) days notice), or (i) each Contract between the Company and an Affiliate that cannot be terminated by the Company on thirty (30) days or less notice without penalty. Except as set forth on Schedule 3.17, (1) each such Contract is (A) a valid and binding obligation of the Company and (B) to Sellers’ Knowledge, a valid and binding obligation of each other party thereto, and (2)(A) the Company is not in material breach thereof or material default thereunder (and to Sellers’ Knowledge, no event or circumstance has occurred that with notice or lapse of time or both, would constitute an event of default) and (B) to Sellers’ Knowledge, no other party to any such Contract is in material breach thereof or material default thereunder. The Company has not agreed to indemnify any director, officer, or employee, whether by agreement, charter provision, bylaw provision or resolution, against any Loss or liability whatsoever, pursuant to which the Company may be liable to any such individual.
     3.18 Brokers, Finders, Etc. Except as set forth on Schedule 3.18, neither Sellers nor any Affiliate of Sellers has employed, nor is any of them subject to any valid claim of liability or obligation to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection therewith. Sellers are solely responsible for any payment, fee or commission that may be due to the parties listed on Schedule 3.18 in connection with the transactions contemplated hereby.
     3.19 Insurance.
          (a) Policies. Schedule 3.19(a) sets forth a list of the policies of insurance currently maintained by or on behalf of the Company or O-N Minerals with respect to the products, properties, assets, operations and business of the Company (including any policies of insurance maintained for purposes of providing benefits such as workers’ compensation and employers’ liability coverage). Subject to Section 6.4, all such policies are in full force and effect. All premiums due on such policies have been paid and no notice of cancellation or termination or intent to cancel has been received by Sellers or the Company with respect to such policies.
          (b) Claims. Schedule 3.19(b) sets forth a list of all pending claims (including with respect to insurance obtained but not currently maintained) and the claims history for the Company during the three (3) years preceding the date hereof.
          (c) Post-Closing Litigation and Claims Costs. Sellers’ general liability insurance provider has not denied coverage for the litigation listed on Schedule 3.10 and has taken up and, to Sellers’ Knowledge, will continue, the defense of the two cases listed on such Schedule. Sellers workers compensation insurance provider is providing coverage for the workers compensation claims listed on Schedule 3.19(b) and, to Sellers’ Knowledge, will continue to do so. Except to the extent covered by accruals in current liabilities for the calculation of Closing Net Working Capital, Sellers and Buyer agree that any moneys reasonably required to be paid by the Company or the Buyer after the Closing Date relating to the defense and/or settlement (including insurance deductibles) of the litigation listed on Schedule 3.10 or the claims listed on Schedule 3.19(b), will be reimbursed by Sellers to Buyer within ten (10) Business Days after Buyer presents proof of such payments or, in the event Sellers fail to make any such payment, Buyer may make a claim for such amounts pursuant to the Escrow Agreement.
     3.20 Inventories. Except as disclosed on Schedule 3.20, the inventories reflected in the Financial Statements were classified as current assets in accordance with GAAP. Except as disclosed on Schedule 3.20, all items of inventory reflected on the Balance Sheet, or thereafter acquired by the Company (and not subsequently disposed of in the ordinary course of business or appropriately reserved for on the Balance Sheet), are of a quality and quantity which are saleable and/or useable in the ordinary course of business within one year of the Closing Date. Except as indicated on Schedule 3.20, no inventories of the Company have been consigned to the Company or are otherwise owned by a third party.
     3.21 Product Liability. Except as set forth on Schedule 3.21, there is no currently pending, or to Sellers’ Knowledge threatened, material claim for product liability, warranty, material backcharge, material additional work, field repair or other claims against the Company by any third party arising from: (a) services rendered by the Company, (b) the sale or distribution of products by the Company or (c) the manufacture of products by the Company.
     3.22 Significant Customers and Suppliers. Except as set forth in Schedule 3.22, none of the fifteen (15) largest customers or suppliers of the Company (measured by value of net sales or purchases, respectively) during the period ended on the Closing Date has terminated, canceled or limited or made any materially adverse modification or change in, its business relationship with the Company or, to Sellers’ Knowledge, threatened to do so.
     3.23 Accounts Receivable. All accounts receivable of the Company that are reflected on the Balance Sheet or on the Closing Balance Sheet (collectively, the “Accounts Receivable”) represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Schedule 3.23 contains a complete and accurate list of all Accounts Receivable as of November 30, 2005, which list sets forth the aging of such accounts receivable.
     3.24 Disclosure. No representation or warranty of Sellers in this Agreement and no statement in the Schedules hereto omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     As an inducement to Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to Sellers, as follows:
     4.1 Organization. Buyer is a corporation validly existing and in good standing under the Laws of its state of incorporation or formation, and has the corporate power and authority to own, operate or lease its properties, carry on its business, enter into this Agreement and to perform its obligations hereunder.
     4.2 Authorization; Enforceability. This Agreement has been duly and validly authorized by all necessary corporate and other actions by Buyer and constitutes the legal, valid and binding obligations of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other Laws of general application relating to or affecting creditors’ rights and to general principles of equity.
     4.3 No Violation of Laws; Consents. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof by Buyer will: (i) violate any provision of the Governing Documents of Buyer or (ii) violate any Law to which Buyer is subject or by which any of its assets may be bound or affected the result of which would have a Material Adverse Effect on the financial condition, operation or business of Buyer. No consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.
     4.4 No Pending Litigation or Proceedings. No Litigation is pending against or affecting or, to the knowledge of Buyer, threatened against Buyer in connection with any of the transactions contemplated by this Agreement. There is presently no outstanding judgment, decree or order of any Governmental Authority against or affecting Buyer in connection with the transactions contemplated by this Agreement.
     4.5 Brokers, Finders, Etc. Neither Buyer nor any of its Affiliates have employed, nor are any of them subject to any valid claim of liability or obligation to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection therewith.
     4.6 Investment. Buyer is purchasing the Sale Shares for investment for its own account, and not with a view to, or for the offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Sale Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities Laws, and that the Sale Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act and any applicable state securities Laws or pursuant to an applicable exemption therefrom.

     4.7 Financial Ability Buyer has the financial ability to consummate the transactions contemplated by this Agreement without any delay or restriction which would adversely impact the certainty of Buyer’s ability to so consummate. Buyer has furnished to Seller all documentation or other evidence of such financial ability that has been requested by Seller.
ARTICLE V
[Intentionally Left Blank]
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Use of Names. Notwithstanding any provision of Section 3.12 to the contrary, except for the name “St. Clair”, which O-N Lime hereby assigns, and delivers to Buyer, no Seller is conveying any ownership rights to Buyer or the Company for, or licensing Buyer or the Company to use, any of the trade names, trademarks or Internet domain names of Sellers or any of their respective Affiliates, including the rights to the name “Oglebay Norton”, “ONCO”, “O-N”, “Global Stone” or any derivation or variation thereof or any corporate name which includes the foregoing names, including those names (all such names together the “Reserved Names”) and after the Closing:
          (a) Buyer shall promptly (but in no event later than sixty (60) days after the Closing) destroy all stocks of written, printed or other graphic materials in its possession or control that use or embody any names or marks of Sellers or any of its Affiliates, including the Reserved Names, or modify such materials to remove or cover over any such names or marks;
          (b) Buyer shall promptly (but in no event later than thirty (30) days after the Closing) remove or cause to be removed any links from the Company’s websites on the World Wide Web to any website maintained by or on behalf of Sellers or its Affiliates and cease the use of any metatags utilizing any Reserved Name or any confusingly similar word or phrase to direct traffic to a website not owned by the owner of the Reserved Names; and
          (c) Buyer shall promptly (but in no event later than seven (7) days after the Closing) (i) file the change of corporate name of the Company (which new name shall not include any Reserved Names) with the appropriate Governmental Authorities and (ii) promptly thereafter file requests to have the Permits issued or re-issued in such new corporate name of the Company.
     6.2 Tax Matters.
          (a) Liability for Taxes.
               (i) Sellers shall be liable for and, pursuant to Article VIII, Sellers shall indemnify and hold harmless the Buyer and the Company against all Taxes (whether assessed or unassessed) applicable to the Company (1) attributable to a Pre-Closing Period, including the portion of any Straddle Period ending on the Closing Date or (2) pursuant to Treas. Reg. §1.1502-6 (or any comparable provision under state or local Law imposing several liability upon members of a consolidated, combined, affiliated or unitary group) for any Pre-Closing Period; provided, however, that Sellers shall not be liable for (w) any Taxes (other than Income Taxes)

to the extent accrued on the Closing Balance Sheet; (x) any Taxes imposed on the Company as a result of transactions occurring on the Closing Date that are properly allocable to the portion of the Closing Date after the Closing; (y) any interest or penalties attributable to the negligence, delay or bad faith of Buyer or its Affiliates; and (z) any interest or penalties imposed or assessed, or losses incurred, to the extent attributable to Buyer’s or its Affiliates’ late filing of any Tax Return or late payment of any Taxes. Sellers shall be entitled to any refund of (or credit for) Taxes allocable to any Pre-Closing Period. Buyer or the Company shall pay over to Sellers any such refund or the amount of any credit within fifteen (15) days after receipt.
               (ii) Buyer shall be liable for and, pursuant to Article VIII, Buyer shall indemnify and hold harmless Sellers and its Related Parties against all Taxes (whether assessed or unassessed) applicable to the Company (A) attributable to (1) taxable years or periods beginning after the Closing Date, (2) transactions occurring on the Closing Date that are properly allocable to the portion of the Closing Date after the Closing, and (3) with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date or (B) to the extent such Taxes (other than Income Taxes) are accrued on the Closing Balance Sheet. Except as otherwise provided herein, Buyer shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.
               (iii) For purposes of Section 6.2(a)(i) and Section 6.2(a)(ii), whenever it is necessary to determine the liability for Taxes for a Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit for the Straddle Period shall be allocated between such two (2) taxable years or periods by assuming that the relevant books were closed at the close of the Closing Date; provided, however, that (A) transactions occurring on the Closing Date that are properly allocable to the portion of the Closing Date after the Closing shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date, and (B) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two (2) taxable years or periods on a daily basis and Taxes that are computed on a periodic basis, such as property Taxes, shall also be so apportioned on a daily basis. Sales and use Taxes shall be deemed to accrue in accordance with GAAP.
               (iv) Sellers or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one Party all or a portion of which is the responsibility of the other Party in accordance with the terms of this Section 6.2(a). Within a reasonable time prior to the payment of any such Tax, the Party paying such Tax shall give written notice to the other Party of the Tax payable and the portion which is the liability of each Party, although failure to do so will not relieve the other Party from its liability hereunder.

          (b) Tax Returns.
               (i) Sellers shall prepare, execute and timely file, or cause to be prepared, executed and timely filed in a manner consistent with past practice, all federal and state income Tax Returns of the Company with respect to any taxable period ending prior to or ending on and including the Closing Date.
               (ii) Except as provided in Section 6.2(b)(i), Buyer shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the Company that relate to taxable periods ending after the Closing Date. With respect to any such Tax Return which includes a Pre-Closing Period for which Sellers may be required to indemnify Buyer under Article VIII, Buyer shall provide Sellers with draft copies of such Tax Returns and an opportunity to review and comment on such Tax Returns at least thirty (30) days prior to the date for filing such Tax Returns. Buyer shall in good faith take into account such comments in its preparation of such Tax Returns.
          (c) Tax Audits.
               (i) Buyer shall promptly notify Sellers in writing upon receipt by Buyer or any of its Affiliates of notice of any pending or threatened federal, state or local Tax audits, examinations, notices of deficiency or other adjustments, assessments or redeterminations (“Tax Matters”) relating to a Pre-Closing Period for which Sellers may be liable to indemnify Buyer under Article VIII. In the event that Buyer fails to notify Seller with respect to a Tax Matter in accordance with the provisions of this Section 6.2(c)(i), Seller shall not be obligated to indemnify Buyer under Article VIII of this Agreement with respect to such Tax Matter to the extent that such failure to notify Seller adversely affects Seller’s ability to adequately defend against such Tax Matter.
               (ii) Sellers shall have the sole right to control, contest, resolve and defend against any Tax Matters or initiate any claim for refund or amend any Tax Return relating to the Income Taxes of the Company for Pre-Closing Periods, in each case provided Sellers are obligated to indemnify Buyer for such Income Taxes (or a portion of such Income Taxes with respect to a Straddle Period) under Article VIII, and to employ counsel of its choice at its own expense; provided, however, that (A) Sellers shall keep Buyer informed with respect to the commencement, status and nature of any such Tax Matter, (B) neither Sellers nor the ultimate parent entity filing the consolidated return that is the subject of such Tax Matter nor any of their respective Affiliates shall enter into any settlement of or otherwise compromise any such Tax Matter which adversely affects the Tax liability of Buyer, the Company or any Affiliate of either of them (to the extent Buyer, the Company or any Affiliate of either of them may be required to make any payment for such Tax liability that is not fully indemnified by Sellers pursuant to the terms hereof) without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, and (C) Sellers may decline to control any Tax Matters by providing Buyer with written notice of such decision.
               (iii) Except as otherwise provided in Section 6.2(c)(ii) and except with respect to federal or state Income Taxes, Buyer shall have the sole right to control any Tax Matters relating to the Company, and to employ counsel of its choice at its own expense;

provided, however, that (A) Buyer shall keep Sellers informed with respect to the commencement, status and nature of any Tax Matter for which Sellers may be liable pursuant to Article VIII, and (B) neither Buyer nor any of its Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter for which Sellers are required to indemnify Buyer hereunder without the prior written consent of Sellers, which consent shall not be unreasonably withheld or delayed.
     (d) Assistance and Cooperation. After the Closing Date, each of Seller and Buyer shall (and shall cause their respective Affiliates, including the Company, to):
               (i) assist the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing in accordance with Section 6.2(b);
               (ii) upon reasonable notice and without undue interruption to the business of such Party or the Company, provide access during normal business hours to the books and records of such Party relating to the Taxes of the Company prior to the Closing Date;
               (iii) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax Matter or information request with respect to any taxable period for which the other may have a liability under this Section 6.2; and
               (iv) timely provide to the other powers of attorney or similar authorizations reasonably necessary to carry out the purposes of this Section 6.2.
          (e) Disputes. If the Parties disagree as to the calculation of any amount relating to Taxes governed by this Section 6.2, the Parties shall promptly consult with each other in an effort to resolve the disagreement. If any such disagreement is not resolved within 30 days after either Party gives the other written notice that it cannot be resolved, the Parties shall jointly select a firm of nationally recognized independent accountants to resolve the disagreement. Such firm’s determination shall be final, binding and conclusive on the Parties, and any expenses relating to the engagement of such firm shall be shared equally by the Parties.
          (f) Purchase Price Adjustment. Any payment by Buyer or Sellers to or on behalf of the other under this Section 6.2 will be an adjustment to the Purchase Price.
          (g) Section 338 Election. At the option of Buyer, Sellers and the Company shall join with Buyer in making an election under Section 338(h)(10) of the Code with respect to the purchase and sale of the Sale Shares hereunder (a “Section 338(h)(10) Election”). Buyer shall be responsible for, and control, the preparation and filing of such election. The Company and Sellers shall execute and deliver to Buyer such documents or forms as Buyer reasonably shall request or as are required by Law for an effective Section 338(h)(10) Election. Buyer, the Company and the Sellers shall report the purchase and sale of the Sale Shares consistent with such election and shall take no position contrary thereto on any Tax Return.
     6.3 Employees and Plans.
          (a) Notice to Employees. Subject to the provisions of this Section 6.3, on or prior to the Closing Date, Buyer and Sellers shall jointly give notice to all employees who are then employed by the Company (the “Affected Employees”) that all benefits previously provided to the Affected Employees under the Sellers’ Employee Benefit Plans are discontinued on the Closing Date with respect to such Affected Employees and will be replaced by the employee benefit plans of the Buyer (the “Buyer Benefit Programs”). Effective as of the Closing Date, Sellers shall cause the Company to withdraw from and cease to be an employer under each Sellers’ Employee Benefit Plan.
          (b) Credit for Prior Service. Buyer agrees that the Affected Employees shall be credited with their length of service with the Company and Sellers and its Affiliates under the policies of the Buyer and for all purposes under the Buyer Benefit Programs (other than for purposes of benefit accrual under a pension plan as defined in Section 3(2) of ERISA and early retirement subsidies under a defined benefit plan as defined in Section 3(35) of ERISA) after the Closing.
          (c) Vacation. Buyer shall take responsibility for and cause to be paid in the normal course of business the vacation pay of all Affected Employees for all days of vacation to which each such employee was entitled under Sellers’ or the Company’s vacation pay policy as of the Closing Date. For purposes of computing eligibility for and the amount of vacation or holiday pay of Affected Employees to be accrued after the Closing under Buyer’s vacation and holiday policies, employment of such employees by the Company or Sellers or any of its Affiliates prior to Closing shall be taken into account to the same extent as if it had been employment by the Company or Buyer.
          (d) Existing Claims. Sellers shall retain the responsibility for payment of all covered medical and dental claims or expenses actually incurred by any employee (or covered dependent of any employee) of the Company prior to the Closing Date and Buyer shall not assume nor shall Buyer or the Company be responsible for any liability with respect to such claims or expenses.
          (e) COBRA. From and after the Closing, Sellers shall be responsible for providing any employee or former employee of the Company and any “qualified beneficiaries” of any such person with COBRA continuation coverage to the extent required by Law for the Company employee, former employee or qualified beneficiary, if the qualifying event of such a Person occurs before the Closing Date.
          (f) Disability. Buyer will assume the responsibility for any short-term or long-term disability benefits for all Affected Employees actively at work as of the Closing Date. Sellers shall retain responsibility for any long-term disability benefits for any employee of the Company who had qualified for long-term disability benefits as of the Closing Date and for any long-term disability benefits for any employee of the Company who had qualified for short-term disability benefits as of the Closing Date and who subsequently qualifies for long-term disability benefits as a consequence of the same injury or disability.
          (g) WARN Act. Buyer shall be responsible for all liabilities or obligations under the WARN Act resulting from Buyer’s or the Company’s actions following the Closing.

          (h) Sellers 401(k) Plan. Upon the withdrawal of the Company from the Sellers 401(k) Plan, Sellers shall cause the balances of all such participants in the Sellers 401(k) Plan who are Affected Employees to be fully vested and distributions of the vested balances of all such participants shall be made in accordance with ERISA and the Code and the terms of the Sellers’ 401(k) Plan. Sellers and Buyer agree to provide each other with such records and information as they may reasonably request relating to this Section 6.3 or the administration of the Sellers 401(k) Plan.
     6.4 Insurance.
          (a) Termination by Sellers. Effective as of the Closing Date, Sellers shall cause the termination of all insurance coverage relating to the Company (other than any reclamation bonds purchased), the Business and the Company’s current or former employees and directors under applicable policies of insurance. Buyer shall cause any reclamation bonds in place on the Closing Date to be replaced within forty five (45) days after the Closing Date. Sellers shall provide reasonable assistance to enable Buyer to do so. Twenty (20) days after the Closing Date, if such reclamation bonds have not been replaced by Buyer, Buyer shall compensate O-N Lime for any costs and expenses, including related interest expenses, incurred by any Seller in connection with such reclamation bonds.
          (b) Information. To the extent that after the Closing a Party requires any information from another Party regarding claim data, payroll or other information in order to make filings with insurance carriers or self-insurance regulators, such other Party shall promptly supply such information.
     6.5 No Public Announcement. Neither Buyer, Sellers nor their respective Affiliates shall, without the written approval of the other Party, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Person shall be so obligated by Law, in which case the other Party to this Agreement shall be advised and the Parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with applicable accounting and disclosure obligations of any Governmental Authority or the rules of any securities exchange.
     6.6 Expenses. Each of the Parties shall bear all of their own expenses in connection with the negotiation and closing of this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of its counsel, investment bankers and independent public accountants.
     6.7 Covenant Not to Compete; Covenant Not to Solicit.
          (a) During the Non-Competition Period, the Non-Competition Parties and their respective Affiliates, whether currently or in the future in that relationship, shall not (and shall cause each other Non-Competition Party not to), directly or indirectly own, manage, operate or control any business engaged in the sale of the Non-Competition Products in the Territory in competition with the business activities conducted by the Company (a “Competitive

Business”); provided, however, that the foregoing covenants shall not prohibit, or be interpreted as prohibiting, any Non-Competition Party from:
               (i) entering into any relationship with a Person not owned, managed, operated or controlled by any Non-Competition Party for purposes unrelated to a Competitive Business; or
               (ii) making equity investments in publicly owned companies which conduct a Competitive Business, provided such investments do not confer control of any such Competitive Business upon any Non-Competition Party.
     If a Seller and an Affiliate thereof terminate their relationship that causes one to cease to be an Affiliate of the other, such Seller shall obtain an agreement in writing with the Affiliate that such Affiliate will adhere to the terms of this Section after such termination.
          (b) Until the second anniversary of the Closing Date, neither Sellers nor any of their respective Affiliates shall, directly or indirectly, solicit for employment, or induce or encourage to leave employment with the Company, whether as an employee, consultant, contractor or otherwise, any employee of Company on the date hereof; provided, however, that the foregoing provision will not prevent Sellers or any of their respective Affiliates from (i) with the consent of Buyer, employing any such employee in response to a general solicitation of employment made by Sellers or such Affiliate in a trade journal or other publication not specifically targeted at any employee of the Company, or (ii) hiring James Underwood upon the expiration of six (6) months from the date hereof.
     6.8 Further Assurances and Cooperation. Sellers shall, at any time and from time to time on and after the Closing Date, upon request by Buyer and without further consideration, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers and conveyances as may be required for the better conveying, transferring, assigning and delivering of the Sale Shares to Buyer.
     6.9 Regarding Accounting, Financial Statements, and SEC Reporting. After the Closing:
          (a) Sellers shall (and shall cause their respective Affiliates to) provide reasonable assistance to the Buyer and the Company in preparing the 2005 audited financial statements of the Company as necessary for or required by Securities and Exchange Commission (“SEC”) rules and regulations, which Buyer is responsible for preparing and filing;
          (b) Sellers shall (and shall cause their respective Affiliates to) upon reasonable notice, provide to Buyer access during normal business hours to the books, records, and financial statements of the Sellers (and their respective Affiliates) and the Company relating to the Company for the calendar year period prior to and including the Closing Date; and
          (c) Buyer shall (and shall cause its Affiliates, including the Company, to) upon reasonable notice, provide to Sellers access during normal business hours to the books,

records, and financial statements of the Company relating to the period prior to and including the Closing Date for any legitimate business purpose.
     6.10 Indemnification. Each Seller agrees that the Company’s Governing Documents shall be amended, to the extent necessary, so that no indemnification or advancement or payment of expenses shall thereafter be required to be paid by the Company to Sellers and/or their Affiliates for events or matters that occurred before or occur after the Closing Date. Each Seller agrees to maintain in effect insurance to the extent that it is now carried payable to such Persons for such events or matters and to indemnify and hold harmless Buyer and the Company and their Affiliates for any damages, costs, or expenses arising therefrom.
     6.11 Consents. Subject to any specific limitation herein described, Sellers and Buyer shall each use their reasonable best efforts to obtain and to cooperate with each other in order to obtain all consents, approvals and authorizations, and to make all registrations and filings (including, without limitation, all filings with any Governmental Authorities) lawfully required to be obtained from or filed with all applicable Governmental Authorities in connection with Sellers’ and Buyer’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
     6.12 Groundwater Monitoring Program. Sellers shall be liable for and, pursuant and subject to Article VIII, shall indemnify and hold harmless Buyer against all Losses of the Company associated with any corrective action required by the Oklahoma Department of Environmental Quality (“DEQ”) in response to the groundwater monitoring program the DEQ is requiring as a condition to issuance of the Oklahoma Pollutant Discharge Elimination System (“OPDES”) wastewater discharge permit; provided, however, that Buyer shall assume liability (a) for the costs of developing and installing the groundwater monitoring plan, (b) for performing monitoring of the groundwater in compliance with the OPDES wastewater discharge permit, and (c) arising from Buyer’s failure to comply with Law or the terms of such permit after the Closing Date. The Company’s continued use of the surface impoundments in substantially the same manner as currently conducted shall not be deemed a failure to comply with Law or the terms of such permit.
     6.13 Accounts Receivable. Sellers will promptly pay over to Buyer when received all monies received by Sellers (or any applicable Affiliate) after the Closing with respect to any Accounts Receivable.
     6.14 Infringement Liability. Seller shall be liable for and, pursuant to Article VIII, Seller shall indemnify and hold harmless the Buyer against all Losses related to the Company’s liability or obligations under any intellectual property law (“IP Liability”) (whether assessed or unassessed) arising from or in connection with:
     (a) IP Liability arising out of or relating to the ownership or operation of the Business by Seller at any time on or prior to the Closing Date.
     (b) Seller and Buyer agree to cooperate in connection with any indemnification claims under this Section 6.14 and Article VIII.

     6.15 Trapezoid Parcel. Sellers at their expense, shall use their commercial best efforts to obtain good and marketable title in the Company’s name to the Trapezoid Parcel. If such title is not obtained prior to the second anniversary of the Closing Date, then $25,000 shall immediately be distributed under the Escrow Agreement to Buyer without offset (whether such amount is paid to Buyer pursuant to this provision or under Article VIII hereof), which amount shall be in full and final settlement of all claims by Buyer against Sellers in respect of title to the Trapezoid Parcel, other than those dealt with in the remaining sentences of this Section. In the event that, after the payment of such amount to Buyer, the Company obtains good and marketable title to the Trapezoid Parcel, Buyer shall return such amount to Sellers, less Buyer’s costs of obtaining title. Sellers shall indemnify and hold harmless Buyer (without offset or reduction under Article VIII hereof) against all Losses incurred by the Company in connection with any formal written request initiated by a third party seeking the removal of Lime Kiln Dust from the Trapezoid Parcel deposited prior to the Closing Date. Buyer shall (a) be liable for any Losses arising from such deposits made after the Closing Date and (B) cooperate and assist Sellers in a reasonable manner in the identification and potential use of an appropriate disposal site for such Lime Kiln Dust, including making available, without charge, any appropriate disused mine or other redundant property of the Company.
     6.16 Master Lease and License Arrangements. Anything in this Agreement to the contrary notwithstanding, this Agreement and the transactions contemplated hereby shall not constitute an agreement to convey any rights under the Master Leases and Licenses or any claim or right or any benefit arising thereunder or resulting therefrom, without the consent of the applicable financing party or lessor thereto, if such agreement would constitute a breach or other contravention of the Master Leases and Licenses or in any way adversely affect the rights of Sellers (or the applicable Affiliate of Sellers) thereunder. Prior to the date hereof, Buyer has sought, and expects to obtain in the near future, satisfactory terms for the continued use by the Company of the assets subject to the Master Leases and Licenses and pending the execution of the definitive documents embodying such terms, Sellers and Buyer will cooperate in a mutually agreeable arrangement under which the Company would obtain the benefits and assume the obligations under the Master Leases and Licenses in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to the Company, or under which Sellers (or the applicable Affiliate) would enforce for the benefit of the Company, with Buyer assuming Sellers’ (or the applicable Affiliate’s) obligations, and any and all rights of Sellers (or the applicable Affiliate) against the applicable financing party or lessor. After the Closing, Buyer shall indemnify and hold harmless Sellers from any failure of the Company to discharge any liability or obligation to Sellers under the foregoing arrangement. Buyer agrees to use its best efforts to promptly obtain the consent of the applicable financing party or lessor under the Master Leases and Licenses to the continued use by the Company of the underlying assets subject thereto.
     6.17 Defense of Certain Disclosed Litigation and Claims. Sellers will be responsible for coordinating the defense for the two litigation cases listed on Schedule 3.10, including consultation and coordination with the Sellers’ general liability insurance provider, and Buyer will provide cooperation as reasonably requested by Sellers. Sellers will provide advance notice to Buyer of any settlement or other hearings involving such litigation cases for which it is anticipated that settlement costs would exceed $25,000. After the Closing Date, Buyer will be responsible for the defense of all the workers’ compensation claims listed on Schedule 3.19(b), including consultation and coordination with the Sellers’ workers compensation insurance provider, and Sellers will provide cooperation as reasonably requested by Buyer. Buyer will provide full written information to Sellers relating to such matters in advance of any settlement or other hearings of any such claims for which it is anticipated that settlement costs would exceed $25,000. No such claim shall be settled or compromised for an amount in excess of $25,000 without the written consent of Sellers, which consent shall not be unreasonably withheld.
ARTICLE VII
CONDITIONS TO CLOSING
     7.1 Conditions Precedent to Obligation of Buyer. The obligation of Buyer to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at the Closing of the following conditions, any one or more of which may be waived in whole or in part by Buyer:
          (a) Orders; Litigation. No statute, regulation or order of any Governmental Authority shall be in effect that restrains or prohibits the transactions contemplated hereby, and no proceeding shall have been commenced that restrains or prohibits the consummation of all or any portion of the transactions contemplated hereby.
          (b) Share Certificates and Instruments of Transfer. Sellers shall have delivered to Buyer stock certificates representing all of the Sale Shares and shall have executed, acknowledged and delivered to Buyer such instruments of transfer of the Sale Shares as shall be reasonably requested by Buyer to vest in Buyer all right, title and interest in and to the Sale Shares.
          (c) Other Documents. Sellers shall have delivered to Buyer all other documents referenced hereunder.
     7.2 Conditions Precedent to Obligation of Sellers. The obligation of Sellers to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by Sellers:
          (a) Orders; Litigation. No statute, regulation or order of any Governmental Authority shall be in effect that restrains or prohibits the transactions contemplated hereby, and no proceeding shall have been commenced that restrains or prohibits the consummation of all or any portion of the transactions contemplated hereby.
ARTICLE VIII
INDEMNIFICATION
     8.1 Survival of Representations, Warranties, Covenants and Agreements. Subject to the provisions of this Article VIII, the representations and warranties of Sellers contained in Article III and those of the Buyer contained in Article IV and the covenants and agreements of the Parties contained in this Agreement shall survive the Closing (and any investigation by the Parties with respect to such representations and warranties) but shall terminate and be of no further force or effect upon the expiration of twenty-four (24) months from the Closing Date and no claims shall be made by any Indemnified Party (as hereinafter defined) under this Section 8.1 thereafter. Notwithstanding the foregoing, (a) any such representation or warranty as to which a claim relating thereto is asserted in writing (which states with specificity the basis therefor) in accordance with Section 8.3 during such survival period shall, with respect to such claim, continue in force and effect beyond such survival period pending resolution of such claim, (b) the representations and warranties of Sellers set forth in the second sentence of Section 3.2 (Authorization), Section 3.3(a) (Capitalization), and Section 3.3(b) (Title), shall survive forever, (c) the representations and warranties of Sellers set forth in Section 3.7 (Taxes), the covenants of Sellers and Buyer set forth in Section 6.2 (Taxes) and Section 3.14 (Employees; Employee Related Agreements and Plans; ERISA) shall survive until the expiration of the relevant statutory period of limitations applicable to the underlying claims (provided, however, that neither Buyer nor the Company may extend such period by giving any waiver or agreeing to any extension thereof without the express prior written consent of Sellers), (d) the representations and warranties of Sellers set forth in Section 3.15 (Environmental Matters) and the covenants and agreements in Section 6.12 shall survive until the expiration of six (6) years from the Closing Date, (e) the covenants and agreements in this Article VIII shall survive the Closing and shall remain in full force and effect for such period as is necessary to resolve any claim made with respect to any representation, warranty, covenant or agreement contained in this Agreement during the survival period thereof, and (f) the remaining covenants and agreements of the Parties contained in Article VI of this Agreement shall survive the Closing without any contractual limitation on the period of survival unless a limitation on time is contained in the relevant section, in which case such covenant shall survive for the period of time so specified. The right to indemnification, payment of Expenses or other remedies based on any representation, warranty, covenant or agreement contained herein will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy or compliance with any such representation, warranty, covenant or agreement. It is hereby stipulated that Buyer has relied on each and every representation, warranty, covenant, and agreement contained herein, as qualified by the Schedules hereto.
     8.2 General Indemnification. Subject to the provisions of Section 8.1:
          (a) Indemnification by Sellers and Buyer. Each of Buyer and each Seller, jointly and severally, hereby agrees (in such capacity, an “Indemnifying Party” provided, that, the Sellers, collectively, shall be regarded as one Indemnifying Party hereunder), from and after the Closing, to indemnify, hold harmless and defend the other Party and its Related Parties (in such capacity, an “Indemnified Party”) against any Losses that such Indemnified Party shall actually incur, to the extent that such Losses (or claims, actions, suits or proceedings in respect thereof and any appeals therefrom, “Proceedings”):
               (i) arise out of or in connection with any breach of or inaccuracy in any representation or warranty made herein in Article III for the benefit of the Buyer or in Article IV for the benefit of Sellers; or

               (ii) arise out of or in connection with any failure to perform any covenant made herein by the Indemnifying Party for the benefit of the Indemnified Party.
          Notwithstanding the foregoing, the Indemnifying Party shall not have any liability to the Indemnified Party under this Section 8.2(a) unless and until the aggregate amount of all Losses exceed one percent (1.0%) of the Purchase Price, in which event only the amount in excess of one-half of one percent (0.5%) of the Purchase Price shall be recoverable; and the liability of the Indemnifying Party under this Section 8.2(a) shall not exceed forty percent (40%) of the Purchase Price in the aggregate; provided, however, that the limitations set forth in this sentence shall not apply with respect to Sellers’ liability to Buyer (x) for Taxes of the Company for Pre-Closing Periods as set forth in Section 6.2(a) (Taxes) or arising out of breaches of the representations and warranties in the second sentence of Section 3.2 (Authorization), Section 3.3(a) (Capitalization), Section 3.3(b) (Title), Section 3.18 (Brokers and Finders), Buyer’s failure to pay the Purchase Price, or a willful failure to comply with a covenant made herein. All indemnity payments made under this Article VIII shall be treated as adjustments to the Purchase Price. For the purposes of determining the amount of Losses incurred by an Indemnified Party in accordance with this Article VIII, such Losses shall be offset by the proceeds of any insurance received by the Indemnified Party with respect thereto.
          (b) Limitations. Sellers shall not be liable for any Losses resulting from a breach of any of the representations, warranties and covenants set forth in Article III of this Agreement or any of the covenants set forth in Article VI of this Agreement to the extent that:
               (i) the liability for such breach occurs or is increased as a result of the adoption or imposition of any Law not in force at the date of this Agreement or as a result of any increase in rates of taxation after the date of this Agreement; or
               (ii) the Losses would not have arisen but for a change in accounting policy or practice of the Buyer or the Company after the Closing.
          (c) Losses. To the extent that any breach of or inaccuracy in any representation or warranty made herein by Sellers results from the NEGLIGENCE of Sellers or the Company or from the imposition of STRICT LIABILITY against one or more of them, the term “Losses” shall not be interpreted to exclude any liability or loss incurred by Buyer for breach of or inaccuracy in any representation or warranty arising out of or connected therewith; provided, however, that the foregoing provision shall not imply that the remedies of Buyer hereunder (as limited by Section 8.5) are extended to include claims against Sellers for negligence or strict liability.
     8.3 Procedures.
          (a) An Indemnified Party seeking indemnification under Section 8.1 shall give prompt written notice to the Indemnifying Party of the assertion of any claim that does not involve a Proceeding brought by a third party. The notice shall describe in reasonable detail the nature of the claim, an estimate of the amount of Losses attributable to the claim to the extent feasible and the basis of the request for indemnification under this Agreement.

          (b) If an Indemnified Party receives notice of a Proceeding brought by a third party for which the Indemnified Party intends to assert an indemnification claim under Section 8.1 against the Indemnifying Party, then the Indemnified Party shall give notice of the Proceeding to the Indemnifying Party no later than thirty (30) Business Days before the answer or other response to the Proceeding is required to be made. The Indemnifying Party shall assume the defense of any Proceeding by notice to the Indemnified Party no later than fifteen (15) Business Days prior to the date by which an answer or other response to the Proceeding is required to be made. Any failure by either Party to give the requisite notice within the time specified in this Section 8.3(b) shall not relieve the Indemnifying Party of the obligation to indemnify the Indemnified Party or the obligation to allow the Indemnifying Party to defend pursuant to this Section 8.3(b) except to the extent that the defense of any Proceeding is materially prejudiced by the delay. The Indemnifying Party shall utilize counsel reasonably satisfactory to the Indemnified Party.
          (c) Notwithstanding the foregoing, if an Indemnified Party shows that a Proceeding will materially adversely affect it or its Affiliates in the operation of their respective businesses other than as a result of monetary damages for which it would be entitled to indemnification under this Article or if the Proceeding involves an assessment of Taxes solely against the Indemnified Party, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, but not compromise or settle, such Proceeding. If a compromise or settlement will adversely affect the Indemnifying Party, and subject to the terms hereof, any compromise or settlement of such a Proceeding may only be made with the consent of the Indemnifying Party.
          (d) If the Indemnifying Party assumes the defense of a Proceeding pursuant to Section 8.3(b), then the Indemnifying Party may defend and conduct any proceedings or negotiations in connection with the Proceeding, take all other required steps or proceedings to settle or defend any Proceeding, and to employ counsel to contest any Proceeding in the name of the Indemnified Party or otherwise; provided, however, (i) no compromise or settlement of any Proceeding may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are in fact paid in full by the Indemnifying Party and (ii) the Indemnified Party will have no liability with respect to any compromise or settlement of such Proceeding effected without its consent.
          (e) If the Indemnifying Party does not assume the defense of (having been given a proper opportunity to do so), or if after so assuming the Indemnifying Party fails properly to defend, any Proceeding, then the Indemnified Party may defend against any claim or Proceeding in a manner reasonably appropriate and the Indemnified Party may settle any claim or Proceeding on such terms as are reasonable in the circumstances (but subject to the provisions of this Article VIII, including Section 8.3(f)).
          (f) The Indemnified Party shall have the right to participate in the defense of any Proceeding related to any indemnified Losses at its sole cost and expense and the cost and expense of that participation shall not be Losses subject to indemnification.

          (g) In connection with any and all environmental matters for which Sellers must indemnify Buyer under this Article VIII, including, without limitation, claims relating to the presence or removal of Lime Kiln Dust on the Trapezoid Parcel for which Sellers must indemnify Buyer under Section 6.15 and/or Section 8.2(a):
               (i) Subject to the last two sentences of this Section 8.3(g)(i), Buyer shall have the right to conduct and retain control over any action to investigate, evaluate, assess, test, monitor, remove, respond to, treat, abate, remedy, correct, clean-up or otherwise remediate the release or presence of any Hazardous Substance or Lime Kiln Dust, correction of noncompliance or other action (collectively, “Remedial Action”), including the right to (A) investigate any suspected contamination or noncompliance, (B) conduct and obtain any tests, reports, surveys and investigations, (C) contact, negotiate or otherwise deal with Governmental Authorities, (D) prepare any plan for such Remedial Action and (E) conduct or direct any such Remedial Action; provided that Buyer shall consult with Sellers in good faith, including providing Sellers the opportunity to review and comment on any plan for Remedial Action prior to submittal to any Governmental Authority and the opportunity to participate in meetings with any Governmental Authority regarding Remedial Actions. Prior to incurring an obligation or material proposed expenditure for any Remedial Action under this Article VIII, Buyer will provide Seller with notice of its intention to do so (with adequate information relating to such proposed expenditure), and Seller shall have the right to consent to such expenditure, which consent shall not unreasonably be withheld. Buyer shall apprise Sellers of any information regarding the undertaking, scheduling and execution of any Remedial Action and shall provide Seller with copies that it receives of all written reports associated with any Remedial Action. Neither Buyer nor any Affiliate of Buyer (including the Company) shall initiate any Remedial Action other than (a) as required by applicable Environmental Laws, (b) in connection with reasonable responses to any spill or emergency situation occurring within a reasonable period of time following such spill or emergency situation, or (c) reasonable Remedial Actions taken in good faith following the receipt of information that would lead a reasonable and responsible corporate citizen to believe that Remedial Action is advisable in the circumstances; provided, however, that following notice of the Remedial Action by Buyer to Sellers as required above, Buyer shall follow any commercially reasonable recommendations of Sellers which are designed to mitigate the risks of Environmental Liabilities resulting from such Remedial Actions. Notwithstanding any other provision of this Agreement to the contrary, neither Buyer nor any Affiliate of Buyer (including the Company) shall initiate any Remedial Action in connection with Lime Kiln Dust unless required to do so under any Environmental Law.
               (ii) Sellers and Buyer agree that any Remedial Action shall be the most cost-effective, commercially reasonable method under the circumstances and based upon the understanding that the Owned Real Property and Leased Real Property is and will continue to be used for industrial purposes. Any Remedial Action shall make maximum use of institutional controls, including, without limitation, deed restrictions, signs, fencing, buffers and controls, to the extent permitted by Governmental Authorities; provided that such institutional controls shall not unreasonably restrict or limit the industrial activities being performed by Buyer or the Company on the Owned Real Property or Leased Real Property.
               (iii) Sellers and Buyer mutually agree to cooperate in connection with any indemnification claims.

               (iv) Buyer shall not contact or importune any Governmental Authority in connection with any matter that will or could become the subject of a claim under Section 8.2(a), unless required by Environmental Law.
The rights and remedies for claims under Section 8.1(a) as set forth in this Agreement shall be the exclusive remedy of Buyer with respect to environmental claims.
     8.4 Consequential Damages. In no event shall any Party be liable for punitive, consequential, special, incidental or similar damages, including lost profits, under or in connection with this Agreement or the transactions contemplated hereby, regardless of whether a claim is based on contract, tort, strict liability or any other legal or equitable principle, and each Party releases the other from liability for any such damages. No Party shall be entitled to rescission of this Agreement as a result of breach of any other Party’s representations, warranties, covenants or agreements, or for any other matter.
     8.5 Sole Remedy. From and after the Closing, the provisions of this Article VIII shall be the sole and exclusive remedy of each Party for (a) any breach of a Party’s representations or warranties contained in this Agreement, (b) subject to the last sentence of this Section 8.5, any breach of a Party’s covenants or other agreements contained in this Agreement or (c) any other matters relating to this Agreement other than claims for fraud. Buyer and Sellers and their respective Related Parties are the only Persons entitled to exercise any remedy provided by this Article VIII. Nothing set forth in this Article VIII shall be deemed to prohibit or limit the other Party’s right to seek injunctive or other equitable relief for the failure of (i) Buyer to perform any covenant set forth in Section 6.1 (Reserved Names) or (ii) Sellers to perform any covenant set forth in Section 6.7 (Covenant not to Compete; Covenant not to Solicit).
     8.6 Costs. The prevailing party shall be entitled to be paid by the non-prevailing party all Expenses incurred in enforcing the terms of this Agreement.
ARTICLE IX
MISCELLANEOUS
     9.1 Books and Records. From and after the Closing Date, Buyer shall cause the Company to maintain copies of all books and records in the possession of the Company at the time of the Closing and shall prevent the Company from destroying any of such books and records for a period of five (5) years following the Closing Date without first allowing Sellers, at Sellers’ expense, to make copies of the same. During that period, Buyer shall cause the Company (a) to grant to Sellers and their representatives reasonable cooperation, access and staff assistance at all reasonable times and upon reasonable notice to all of such books and records relating to the period prior to the Closing (including work papers and correspondence with taxing authorities) that are not otherwise protected by legal privilege, (b) to afford Sellers and their representatives the right, at Sellers’ expense, to take extracts therefrom and to make copies thereof and (c) to have access to the employees of the Company, all to the extent reasonably necessary or appropriate for general business purposes, including the preparation of Tax returns and the handling of Tax audits, disputes and litigation; provided, however, that such requested cooperation, access and assistance shall not unreasonably interfere with the normal operations of Buyer or the Company.

     9.2 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given: (a) if personally delivered, when so delivered; (b) if mailed, two (2) Business Days after having been sent by first class, registered or certified U.S. mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; (c) if given by facsimile, once such notice or other communication is transmitted to the facsimile number specified below, provided that: (i) the sending facsimile machine generates a transmission report showing successful completion of such transaction and (ii) such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (b) above; and provided, further, that if such facsimile is sent after 5:00 p.m. local time at the location of the receiving facsimile machine, or is sent on a day other than a Business Day, such notice or communication shall be deemed given as of 9:00 a.m. local time at such location on the next succeeding Business Day, or (d) if sent through a nationally-recognized overnight delivery service which guarantees next-day delivery, the Business Day following its delivery to such service in time for next day-delivery:
if to Buyer, to:
United States Lime & Minerals, Inc.
13800 Montfort Drive, Suite 330
Dallas, Texas 75240
Attention: Timothy W. Byrne,
                  President & CEO
Facsimile: (972) 385-1340
with a required copy to:
Thompson & Knight
1700 Pacific Avenue, Suite 3300
Dallas, Texas 75201
Attention: Steven K. Cochran, Esq.
Facsimile: (214) 969-1751
If to any Seller, to:
Oglebay Norton Company
North Point Tower
1001 Lakeside Avenue, 15th Floor
Cleveland, OH 44114-1151
Attention: Chief Executive Officer
Facsimile: (216) 861-2313
with a required copy to:
Oglebay Norton Company
North Point Tower
1001 Lakeside Avenue, 15th Floor

Cleveland, OH 44114-1151
Attention: Legal Department
Facsimile: (216) 861-2313
or such other address or facsimile number as shall be designated from time to time by written notice in accordance with this Section 9.2 by the Person entitled to such notice. To the extent any notice provision in any other agreement, instrument or document required to be executed or executed by the Parties in connection with the transactions contemplated herein contains a notice provision which is different from the notice provision contained in this Section 9.2, with respect to matters arising under such other agreement, instrument or document, the notice provision in such other agreement, instrument or document shall control.
     9.3 Assignment; Governing Law.
          (a) Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any Party without the consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that any transferee shall agree to assume all obligations under this Agreement of the transferor. Nothing contained herein, express or implied, is intended to confer upon any Person other than the Parties and their successors in interest and permitted assignees any rights or remedies under or by reason of this Agreement unless so stated herein to the contrary.
          (b) Governing Law. THE VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT AND ANY DISPUTE CONNECTED HEREWITH SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (OTHER THAN THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF).
          (c) Consent to Jurisdiction; Service of Process. EACH PARTY HERETO HEREBY AGREES THAT ANY SUIT, ACTION OR PROCEEDING IN RESPECT THEREOF SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT HAVING JURISDICTION SITTING IN THE STATE OF DELAWARE; AND EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND ANY APPELLATE COURT THEREOF FOR THE PURPOSE OF ANY SUIT, ACTION, PROCEEDING (AND WAIVES FOR SUCH PURPOSE ANY DEFENSE BASED ON LACK OF PERSONAL JURISDICTION). EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN ANY SUCH COURT, AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. Each Party irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party, at its address for notices set forth in Section 9.2 of this Agreement, such service to become effective ten (10) days after such mailing. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. Subject to Section 9.3(d) of this Agreement, the foregoing shall not limit the rights of any Party to serve process in any other manner permitted by law. The foregoing consents to jurisdiction shall not constitute general consents to service of process for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the Parties.
          (d) Waivers. Each of the Parties hereby waives any right it may have under the laws of any jurisdiction to commence by publication any legal action or proceeding with respect to this Agreement. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably waives the objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement in any of the courts referred to in Section 9.3(c) of this Agreement and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such suit, action or proceeding.
          (e) Enforcement. The Parties agree that any judgment obtained by either Party or its permitted successors or assigns in any action, suit or proceeding referred to above may, in the discretion of such Party (or its permitted successors or assigns), be enforced in any jurisdiction, to the extent permitted by applicable Law.
          (f) Deemed Acceptance. Each Related Party of Buyer or Sellers, as the case may be, seeking the benefit of Article VIII of this Agreement shall be deemed to have accepted and agreed to the provisions of this Section 9.3 as a condition to obtaining any benefits under Article VIII as if such Person was one of the Parties.
     9.4 Amendment and Waiver; Cumulative Effect. To be effective, any amendment or waiver under this Agreement must be in writing and be signed by the Party against whom enforcement of the same is sought. Neither the failure of either Party to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by the other Party with its obligations hereunder, nor any custom or practice of the Parties at variance with the terms hereof shall constitute a waiver by such Party of its right to exercise any such right, power or remedy or to demand such compliance. The rights and remedies of the Parties are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter, at law, in equity, by statute or otherwise.
     9.5 No Third Party Beneficiaries. Except for Persons indemnified hereunder, no Person not a party to this Agreement shall have rights under this Agreement as a third party beneficiary or otherwise.
     9.6 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of Law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either

Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
     9.7 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.
     9.8 Joint Drafting. The Parties have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement shall be deemed to be drafted by each of the Parties, and no rule of construction shall be invoked respecting the authorship of this Agreement.
     9.9 Entire Agreement. This Agreement supersedes all prior agreements, representations, warranties, and covenants, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Sellers) and constitutes (along with the Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement, representations, warranties and covenants between the parties with respect to its subject matter.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

BUYER:

UNITED STATES LIME & MINERALS, INC.

By:
Name:
Title:

SELLERS:

OGLEBAY NORTON COMPANY

By:
Name:
Title:

O-N MINERALS COMPANY

By:
Name:
Title:

O-N MINERALS (LIME) COMPANY

By:
Name:
Title:
Signature Page – Stock Purchase Agreement